Exhibit 10.9

Execution Version

SECOND AMENDED AND RESTATED LOAN AGREEMENT
dated June 26, 2025
(this “Loan Agreement”)

between

Aebi Schmidt Holding AG
Schulstrasse 4
8500 Frauenfeld
Switzerland

the “Borrower”

and

Gebuka AG
Rietlistrasse 12
6345 Neuheim
Switzerland

the “Lender”

Borrower and Lender
individually “Party” and together the “Parties”

regarding

a loan amount of EUR 10,000,000 (ten million Euros)

Execution Version
PREAMBLE

A.
The Borrower is a Swiss stock corporation registered in the commercial register of the Canton of Thurgau under company number CHE-112.947.556. The share capital of the Borrower currently amounts to CHF 53,820,290 and is divided into 5,382,029 registered shares with a nominal value of CHF 10 each.

B.	The Lender is one of two main shareholders of the Borrower.

C.
On June 21/23/27, 2018 (the “Original Loan Agreement Date”), the Parties entered into a subordinated loan agreement for a loan in the amount of EUR 10,000,000. Pursuant to an agreement dated October 27, 2021, the interest rate applicable to this subordinated loan agreement was adjusted. Pursuant to an agreement dated December 9, 2022, this subordinated loan agreement was amended and restated (the subordinated loan agreement, as amended, the “Original Loan Agreement”).

D.
On March 10, 2025, the Borrower entered into a credit facilities agreement for credit facilities in the aggregate amount of USD 600,000,000 with, inter alia, UBS Switzerland AG and Zürcher Kantonalbank as lenders (the “Credit Agreement”). In connection with the Borrower’s entry into the Credit Agreement, the Parties intend to further amend and restate the Original Loan Agreement as of the date of the initial utilization under the Credit Agreement (the “Relevant Time”). If the Relevant Time does not occur, the Original Loan Agreement will continue to be in full force and effect and no amendment and restatement shall apply.

Based on the foregoing and effective as of the Relevant Time, the Parties agree that the Original Loan Agreement shall be further amended and restated as follows:

1.	Loan

1.1	The Lender grants the Borrower a loan in the amount of EUR 10,000,000 (ten million Euros) (the “Loan”).

1.2	The Loan was made available to the Borrower on or about the Original Loan Agreement Date.

2.	Term, Repayment

2.1
The Loan shall initially be made available to the Borrower for a fixed term ending on December 31, 2025 (the “Initial Term”). The Initial Term shall automatically be extended for additional one-year terms, so long as neither the Borrower nor the Lender elects to terminate this Loan Agreement no later than 90 days before the end of the then-current term or the Parties otherwise reach an agreement on the term of this Loan Agreement.

3	Interest

3.1
The Loan is interest-bearing. The applicable interest rate has been 2.5% p.a. since January 1, 2021. If, on account of debt financing and interest payments received by the Borrower on loans extended by the Borrower, in each case, as of December 31, the applicable interest rate of 2.5% p.a. exceeds the maximum permissible interest rate for tax purposes, the Borrower may treat the difference as a deemed dividend.

3.2
Interest is due and payable on December 31 of each year, starting on December 31, 2018. The interest payment date is the maturity date. If the Borrower fails to pay or pays such interest late, the Borrower shall be deemed to be in default without notice. In this case, the Lender shall be entitled to charge default interest at a rate of 4% p.a.

Execution Version
4	Collateral and Subordination Agreements

4.1	The Loan is unsecured.

4.2.	Agreements regarding the subordination of the Loan Agreement to the Credit Agreement are reserved.

5	Miscellaneous

5.1	Rights and obligations arising out of this Loan Agreement may not be transferred to third parties without the consent of the other Parties.

5.2
Should one or more provisions of this Loan Agreement be or become ineffective or invalid or should this Loan Agreement contain an omission, the validity of the remaining provisions of this Loan Agreement shall not be affected thereby. The invalid or ineffective provisions are to be interpreted or replaced in such a way that they correspond as closely as possible to the intended purpose of this Loan Agreement. The same shall apply in the event of a contractual omission.

5.3	Amendments and/or supplements to this Loan Agreement must be made in writing in order to be valid. This also applies to amendments of this Section 5.3.

6	Applicable Law and Place of Jurisdiction

6.1	This Loan Agreement shall be governed exclusively by Swiss law.

6.2
All disputes arising out of or in connection with this Loan Agreement (including those concerning its conclusion, validity or enforceability) shall be subject to the exclusive jurisdiction of the ordinary courts of the City of Zurich (District 1).

Execution Version
Borrower:

Aebi Schmidt Holding AG

/s/ Barend Fruithof	/s/ Thomas Schenkirsch
Barend Fruithof, CEO	Thomas Schenkirsch, Head Group Strategic Development

Lender:

Gebuka AG

/s/ Dr. Gerold Büttiker
Dr. Gerold Büttiker,
Verwaltungsratspräsident with single signatory authority